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                          HOLLINGER INTERNATIONAL INC.

              OFFER TO EXCHANGE SHARES OF ITS CLASS A COMMON STOCK
                FOR ANY AND ALL 9-3/4% PRIDES DEPOSITARY SHARES
               REPRESENTING SERIES B CONVERTIBLE PREFERRED STOCK

                                                                    July 8, 1998

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Hollinger International Inc., a Delaware corporation (the "Company"), is offering to exchange 0.92 shares of its Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") for each outstanding 9 3/4% PRIDES Depositary Share ("PRIDES") representing Series B Convertible Preferred Stock of the Company, upon the terms and subject to the conditions set forth in the Offering Circular dated July 8, 1998 (the "Offering Circular"), and in the related Letter of Transmittal (which together constitute the "Exchange Offer"). The Company encloses herewith the materials listed below relating to the Exchange Offer.

THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF PRIDES BEING VALIDLY TENDERED. THE EXCHANGE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE EXCHANGE OFFER -- CERTAIN CONDITIONS OF THE EXCHANGE OFFER" IN THE OFFERING CIRCULAR.

For your information and for forwarding to your clients for whom you hold PRIDES registered in your name or in the name of your nominee, we are enclosing the following documents:

(1) Offering Circular dated July 8, 1998;

(2) Letter of Transmittal for your use and for the information of your clients (together with "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9");

(3) Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for PRIDES are not immediately available (or the procedure for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the exchange agent for the Exchange Offer (the "Exchange Agent") before the Expiration Date (as defined in the Offering Circular);

(4) Letter to Clients which may be sent to your clients for whose accounts you hold PRIDES registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

(5) Letter from The Hon. Conrad M. Black, P.C., O.C., Chairman of the Board and Chief Executive Officer of the Company, dated July 8, 1998, to holders of PRIDES; and

(6) Return envelope addressed to First Chicago Trust Company of New York, the Exchange Agent.

PLEASE BRING THE OFFER TO THE ATTENTION OF YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 4, 1998, UNLESS THE EXCHANGE OFFER IS EXTENDED.

No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of PRIDES pursuant to the Exchange Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any stock transfer taxes with respect to the transfer and sale of PRIDES to it or its order pursuant to the Exchange Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Exchange Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Exchange Agent with either certificate(s)
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representing the tendered PRIDES or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Circular.

As described under "The Exchange Offer -- Procedure for Tendering PRIDES" in the Offering Circular, tenders may be made even though certificates are not immediately available (or the procedure for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the Exchange Agent before the Expiration Date, if such tenders are made by or through an "Eligible Institution" (as defined in the Offering Circular). Certificates for PRIDES so tendered in proper form for transfer (or a confirmation of a book-entry transfer of such PRIDES into the Exchange Agent's account at the "Book-Entry Transfer Facility" described in the Offering Circular), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of a properly completed and duly executed Notice of Guaranteed Delivery.

Any questions you have or requests for additional copies of the enclosed material may be directed to the Information Agent at its addresses and telephone numbers set forth on the back cover of the enclosed Offering Circular.

                                          Very truly yours,

                                          Hollinger International Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE EXCHANGE AGENT OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY CONTAINED IN SUCH MATERIAL.